Exhibit 99.1

APPIPHANY TECHNOLOGIES ANNOUNCES COMPLETION AND DELIVERY OF ANTI-COUNTERFEIT DEVICE LABELS TO MAJOR LEAGUE SPORTS ASSOCIATION

SALT LAKE CITY, UTAH - <August, 30, 2016> (OTCBB – APHD)

Appiphany Technologies (OTC: APHD), an IP Risk Control Company that provides private enterprise with total, integrated brand protection solutions to prevent revenue loss from counterfeiting, product diversion and gray market activities, is pleased to announce to its shareholders the completion and delivery of product sale of $250,000+ anti-counterfeit device units for the associations licensed apparel vendors.

This association is one of the elite sports organizations in North America, using Appiphany's highly specialized anti-counterfeit technology labels for its licensed products. This client sale has employed the company's forensic technologies, with additional overt and covert features to ensure brand integrity. Appiphany specializes in custom solutions based on its integrated Digital Forensic Marker and Track and Trace technologies with applications in brand authentication, online brand protections software solutions, anti-counterfeiting, loss prevention and secure supply chain management.

Appiphany CEO, Rob Sargent stated, " We are pleased to complete and deliver this sale, especially considering our valued client has had an ongoing 7-year relationship with us and continues to put trust and confidence in our management team and our products and services It's again, validation of our relationship model to accelerate the company's new direction in becoming a global leader in Security Management and online brand protection."

About Appiphany Technology Holdings Corp.

Appiphany Technologies (IP Risk Control) (http://www.ipriskcontrol.com)

Is a full service brand protection company assisting brand owners in risk management solutions covering all aspects of anti-counterfeiting, diversion and fraud. Over the past 13 years the current core risk managers have specialized in full track and trace supply chain solutions and best-of-breed security technologies with a special focus on Watchdog, our comprehensive internet monitoring service. Although our primary business focus is North and South America, we have expanded our roster to include European clientele as well.

The evolution of the Company will be the expansion of our suite of products to include expanded Brand Protection, Risk Management and Brand Integrity consultancy, as well as support services that will augment our current core software creation.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Appiphany's filings with the SEC, which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact Info:
http://www.ipriskcontrol.com
Rob Sargent
info@ipriskcontrol.com
+1-385-212-3295